Exhibit 10.1

Execution Copy

LINDSAY CORPORATION

FIRST AMENDMENT TO

NOTE PURCHASE AGREEMENT

$115,000,000 3.82% Senior Notes, Series A, due February 19, 2030

Dated as of May 31, 2019

To the Holders of the Senior Notes

    of Lindsay Corporation

    Named in the Attached Schedule I

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement dated as of February 19, 2015 (the “Note Agreement”) between Lindsay Corporation, a Delaware corporation (the “Company”), and you pursuant to which the Company issued $115,000,000 aggregate principal amount of 3.82% Senior Notes, Series A, due February 19, 2030 (collectively, the “Notes”). You are referred to herein individually as a “Holder” and collectively as the “Holders”. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Note Agreement, as amended by this First Amendment to Note Purchase Agreement (this “First Amendment”).

The Company and the Holders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Required Holders agree as follows:

1.	AMENDMENT OF NOTE AGREEMENT

1.1    Amendment of Section 10.1. Section 10.1 of the Note Agreement is amended to read in its entirety as follows:

“10.1.    Leverage Ratio.

(a)    The Company will not permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA, as of the end of any fiscal quarter of the Company, determined on a rolling four-quarter basis (the “Leverage Ratio”), to be greater than (i) 3.50 to 1.00 for the fiscal quarters ended May 31, 2019 through May 31, 2020 (the “Increased Leverage Period”) and (ii) 3.00 to 1.00 for the fiscal quarters ended August 31, 2020 and thereafter; provided that, if the Leverage Ratio exceeds 3.00 to 1.00 for any fiscal quarter during the Increased Leverage Period, the Company shall pay the Incremental Interest set forth in Section 10.1(b).

(b)    In the event that the Leverage Ratio during the Increased Leverage Period exceeds 3.00 to 1.00 as of the date of any fiscal quarter end pursuant to the terms of Section 10.1(a), as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), the interest rate payable on the Notes shall be increased by (i) 0.25% for any period that the Leverage Ratio exceeds 3.00 to 1.00 but is less than or equal to 3.25 to 1.00 and (ii) 0.50% for any period that the Leverage Ratio exceeds 3.25 to 1.00 (collectively clauses (i) and (ii), the “Incremental Interest”) for a period of time determined as follows: (a) such Incremental Interest shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered indicating that the Leverage Ratio was greater than 3.00 to 1.00, and (b) shall continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered, the Leverage Ratio is not more than 3.00 to 1.00, and in the event such Officer’s Certificate is delivered, the Incremental Interest shall cease to accrue on the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered. For the avoidance of doubt, (x) if the Leverage Ratio exceeds 3.00 to 1.00 as of the last day of a fiscal quarter during the Increased Leverage Period, Incremental Interest shall accrue as provided in this Section 10.1(b) regardless of whether an Officer’s Certificate is timely delivered pursuant to Section 7.2(a), (y) in no event shall the Incremental Interest for any period exceed 0.50% and (z) the Incremental Interest, if any, may fluctuate between 0.25% and 0.50% from fiscal quarter to fiscal quarter during the Increased Leverage Period.”

1.2    Addition of Section 10.11. The following Section 10.11 is added to the Note Agreement to read in its entirety as follows:

“10.11 Most Favored Lender.

(a)    If the Company shall at any time amend or modify the Credit Agreement that requires the Company to comply with any financial covenant (however expressed and whether stated as a ratio, as a fixed threshold, as an Event of Default or otherwise) (each an “Additional Covenant”) that is not at such time included or is more restrictive than what is then included in this Agreement, then the Company shall provide a Most Favored Lender Notice to each holder of the Notes. Thereupon, unless waived in writing by the Required Holders within 5 days of receipt of such notice, each such Additional Covenant and each event of default, definition and other provision relating to such covenant in such Credit Agreement (as amended or modified from time to time thereafter) shall be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full.

(b)    The incorporation of any Additional Covenant pursuant to this Section 10.11 shall:

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(i)    automatically (without any further action being taken by the Company or any holder of a Note) take effect as of the time of effectiveness of such Additional Covenant under the Credit Agreement;

(ii)    so long as no Default or Event of Default shall then exist under or in respect of this Agreement, automatically (without any further action being taken by the Company or any holder of a Note other than as set forth below) be deleted or further modified if such Additional Covenant, definition, event of default or other provision relating thereto is deleted or made less restrictive on the Company and its Subsidiaries by way of a permanent written amendment or modification of such Credit Agreement (and not by temporary waiver of rights thereunder); provided that:

(A)    if any fee or other consideration is paid or given to any bank party to the Credit Agreement in connection with such deletion or modification, each holder of a Note receives equivalent consideration on a pro rata basis and such deletion or modification shall not be effective until such consideration is received by each such holder; and

(B)    in no event shall any deletion or relaxation of any such Additional Covenant have the effect of deleting or making less restrictive any covenant or other provision specifically set forth in this Agreement.”

1.3    Defined Terms. Schedule B of the Note Agreement is amended as follows:

(a)    The following new definitions are added to Schedule B, in the appropriate alphabetical order:

“Additional Covenant” is defined in Section 10.11(a).

“Increased Leverage Period” is defined in Section 10.1(a).

“Incremental Interest” is defined in Section 10.1(b).

“Leverage Ratio” is defined in Section 10.1(a).

“Most Favored Lender Notice” means a written notice from the Company to each holder of the Notes delivered promptly, and in any event within 10 Business Days after the inclusion of any Additional Covenant, any Event of Default, definition or other provision relating to such Additional Covenant in the Credit Agreement (including by way of amendment or other modification of any exiting provision thereof), pursuant to Section 10.11, by a Responsible Officer of the Company in reasonable detail, including reference to Section 10.11, a verbatim statement of such Additional Covenant, Event of Default, definition or other provision relating to such Additional Covenant and related explanatory calculations, as applicable.

(b)    The following definitions are amended to read in their entirety as follows:

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“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (1) the sum, to the extent deducted in calculating Consolidated Net Income for such period, of (a) Consolidated Interest Expense, (b) federal, state and local income taxes, (c) depreciation, amortization and other non-cash stock compensation, determined on a consolidated basis in accordance with GAAP, (d) all other non-cash expenses other than recurring accruals in the ordinary course, and (e) solely for the periods ending May 31, 2019 through May 31, 2020, extraordinary, unusual and non-recurring cash expense or loss disclosed as a “non-GAAP financial measure” (as defined in Regulation G promulgated by the Securities and Exchange Commission) minus (2) the sum of (a) all cash payments that did not reduce Consolidated Net Income for such period made in respect of non-cash charges described in clause (1)(d) and included in Consolidated EBITDA for a prior period and (b) to the extent included in calculating Consolidated Net Income for the periods ending May 31, 2019 through May 31, 2020, any extraordinary, unusual and non-recurring income or gain disclosed as a “non-GAAP financial measure” (as defined in Regulation G promulgated by the Securities and Exchange Commission). Notwithstanding the foregoing, the net additions or deductions, as the case may be, pursuant to (1)(e) and (2)(b) above shall be limited to an aggregate amount of $16,000,000 for such period. For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have acquired or disposed of any Person or acquired or disposed of any of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

2.	REAFFIRMATION; REPRESENTATIONS AND WARRANTIES

2.1    Reaffirmation of Note Agreement. The Company reaffirms its agreement to comply with each of the covenants, agreements and other provisions of the Note Agreement and the Notes, including the amendment of such provisions effected by this First Amendment.

2.2    Note Agreement. The Company represents and warrants that the representations and warranties contained in the Note Agreement are true and correct as of the date hereof, except (a) to the extent that any of such representations and warranties specifically relate to an earlier date, (b) for such changes, facts, transactions and occurrences that have arisen since February 19, 2015 in the ordinary course of business, (c) for such other matters as have been previously disclosed in writing by the Company (including in its financial statements and notes thereto) to the Holders and (d) for other changes that have not had and could not reasonably be expected to have a Material Adverse Effect.

2.3    No Default or Event of Default. After giving effect to the transactions contemplated hereby, there will exist no Default or Event of Default.

2.4    Authorization. The execution, delivery and performance by the Company of this First Amendment have been duly authorized by all necessary corporate action and, except as provided herein, do not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Note Agreement and this First Amendment each constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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3.	EFFECTIVE DATE

This First Amendment shall be deemed to have been effective as of the date set forth above upon the satisfaction of the following conditions:

3.1    Consent of Holders to Amendment. Execution by the Holders of at least 51% of the aggregate principal amount of the Notes outstanding and receipt by the Holders of a counterpart of this First Amendment duly executed by the Company.

3.2    Credit Agreement Amendment. The Company shall have entered into an amendment to the Credit Agreement on terms reasonably satisfactory to the Holders.

3.3    Expenses. The Company shall have paid all reasonable and documented fees and expenses of Foley & Lardner LLP, special counsel to the Holders.

3.4    Amendment Fee. Each Holder shall have received payment of an amendment fee equal to 0.10% of the principal amount of the outstanding Notes held by such Holder.

4.	MISCELLANEOUS

4.1    Ratification. Except as amended hereby, the Note Agreement, including the representations and warranties contained therein, shall remain in full force and effect and is ratified, approved and confirmed in all respects as of the date hereof.

4.2    Reference to and Effect on the Note Amendment. Upon the final effectiveness of this First Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the “Agreement,” “Note Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

4.3    Binding Effect. This First Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

4.4    Governing Law. This First Amendment shall be governed by and construed in accordance with New York law.

4.5    Counterparts. This First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but altogether only one instrument.

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IN WITNESS WHEREOF, the Company and the Holders have caused this First Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.

LINDSAY CORPORATION

By:	/s/ Brian Ketcham
Name:	Brian Ketcham
Title:	Senior Vice President and Chief Financial Officer

HOLDERS:

The foregoing is agreed

to as of the date thereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY
THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
By: AIG Asset Management (U.S.), LLC, as Investment Adviser

By:	/s/ Craig Moody
Name:	Craig Moody
Title:	Vice President

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Timothy Powell
Name:	Timothy Powell
Title:	Managing Director

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Timothy Powell
Name:	Timothy Powell
Title:	Managing Director

METROPOLITAN LIFE INSURANCE COMPANY
by MetLife Investment Advisors, LLC, Its Investment Manager

By:	/s/ Jennifer Potenta
Name:	Jennifer Potenta
Title:	Managing Director

BRIGHTHOUSE LIFE INSURANCE COMPANY
f/k/a Metlife Insurance Company UA
by MetLife Investment Advisors, LLC, Its Investment Manager

By:	/s/ Judith A. Gulotta
Name:	Judith A. Gulotta
Title:	Managing Director

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,
a New York domiciled life insurance company

By: Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By:	/s/ Ho Young Lee
Name:	Ho Young Lee
Title:	Managing Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA
By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director